SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.          )

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MEDIMMUNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[MEDIMMUNE, INC. LOGO]
Notice of Annual Meeting and Proxy Statement
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[MEDIMMUNE, INC. LOGO]

        April 29, 2002

Dear MedImmune Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 23, 2002 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

        In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 2001. This will be followed by a question and answer period.

        Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

        We look forward to seeing you on May 23rd.

                    Sincerely,

                    /s/ David M. Mott

                    DAVID M. MOTT

                    Chief Executive Officer

35 West Watkins Mill Road	Gaithersburg, Maryland 20878	301-417-0770	Fax: 301-527-4200

[MEDIMMUNE, INC. LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 23, 2002

        The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 23, 2002 at 10:00 a.m., for the following purposes:

  1.
  To elect nine directors;

  2.
  To approve an amendment to the 1999 Stock Option Plan;

  3.
  To approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors; and

  4.
  To transact such other business as properly may come before the meeting and any adjournment thereof.

        Stockholders of record at the close of business on March 28, 2002 are entitled to receive notice of, and to vote at, the Annual Meeting.

                    By Order of the Board of Directors,

                    /s/ Timothy R. Pearson

                    Timothy R. Pearson
                     Corporate Secretary

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 29, 2002

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 23, 2002. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 29, 2002. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

        The number of voting securities of MedImmune outstanding on March 28, 2002, the record date for the meeting, was 250,085,484 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

        Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope.

        If no choice is specified and the card is properly signed and returned, the shares will be voted by the proxy committee (the "Proxy Committee") as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election.

        MedImmune's Proxy Committee consists of Mr. David M. Mott, Chief Executive Officer and Vice Chairman, and Mr. Melvin D. Booth, President and Chief Operating Officer. To the extent permitted by the Federal securities laws, proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on certain other matters, including any matter presented after February 18, 2002. If any of the nominees for director named in "Proposal 1—Election of Directors" should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

        Stockholders of record at the close of business on March 28, 2002 are entitled to receive notice of the meeting and to vote their shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

Attendance at Annual Meeting

        To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

         A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time-to-time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by the existing Board of Directors. Mr. Lawrence C. Hoff, who served with distinction on the Board of Directors since April 1991, retired from the Board effective February 21, 2002 and therefore will not be seeking reelection. The Board of Directors elected Elizabeth Wyatt to fill the vacancy created by Mr. Hoff's retirement, and she is nominated for reelection.

The Board of Directors recommends a vote FOR the following nominees:

  Wayne T. Hockmeyer, Ph.D.

  Dr. Wayne T. Hockmeyer (age 57) relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. Dr. Hockmeyer earned his bachelor's degree from Purdue University and earned his Ph.D. from the University of Florida in 1972. Prior to founding MedImmune, he served as a commissioned officer in the United States Army from 1966 to 1986. From 1980 to 1986 he was Chairman of the Department of Immunology at the Walter Reed Army Institute of Research. In 1986, Dr. Hockmeyer joined Praxis Biologics as Vice President of Research and Development and was there until founding MedImmune, Inc. in 1988. Active in other leadership roles, Dr. Hockmeyer was appointed by Governor Parris Glendening to the Maryland Economic Development Commission and the Maryland Technology Development Corporation. He is a member of the Board of Directors of Digene Corporation, Intermune Pharmaceuticals, Inc., GenVec, Inc., TolerRx, Diversa and Advancis Pharmaceutical Corp.

  Dr. Hockmeyer is also a member of the Board of Directors of the Biotechnology Industry Organization, the Technology Council of Maryland, a member of the Board of Visitors of the University of Maryland Biotechnology Institute and the University of Maryland, Baltimore County.

  David M. Mott

  Mr. Mott (age 36) was appointed Chief Executive Officer and Vice Chairman in October 2000. He joined the Company in April 1992 as Vice President with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. Mr. Mott is Chairman of the Board of Directors of Conceptis Technologies and also serves on the Board of Trustees of St. James School and on the Board of Governors of Beauvoir, the National Cathedral Elementary School. He holds a bachelor of arts degree from Dartmouth College.

  Melvin D. Booth

  Mr. Booth (age 57) joined the Company in October 1998 as President and Chief Operating Officer and was elected to serve on the Board of Directors in November 1998. Prior to joining the Company, Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc. from July 1995 until October 1998. Prior to this time, Mr. Booth was employed at Syntex Corporation from 1975 to 1995, where he held a variety of positions, including President of Syntex Laboratories, Inc. from 1993 to 1995 and Vice President of Syntex Corporation from 1992 to 1995. From 1992 to 1993, he served as the President of Syntex Pharmaceuticals Pacific. From 1991 to 1992, he served as an area Vice President of Syntex, Inc. From 1986 to 1991, he served as the President of Syntex, Inc., Canada. Mr. Booth is a past Chairman of the Pharmaceutical Manufacturers Association of Canada, and is currently a board member of NovaScreen Biosciences Corporation and Spacehab, Inc. Mr. Booth graduated from Northwest Missouri State University and holds a Certified Public Accountant Certificate.

  Franklin H. Top, Jr., M.D.

  Dr. Top (age 66) became the Company's Medical Director in 1990. Dr. Top joined the Company in June 1988 as Executive Vice President and was elected to the Board of Directors in July 1988. Prior to joining the Company, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis Biologics from 1987 to 1988. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

  M. James Barrett, Ph.D.

  Dr. Barrett (age 59) has been a director of the Company since 1988. As of September 2001 he is the Chairman and a director of Sensors for Medicine and Science, Inc. and is a General Partner of New Enterprise Associates. From January 1997 to September 2001 he was founder, Chairman of the Board and Chief Executive Officer of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

  James H. Cavanaugh, Ph.D.

  Dr. Cavanaugh (age 65) has been a director of the Company since September 1990 and has been President of HealthCare Ventures L.L.C. (HCV) since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, Diversa Corp. and Versicor, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Directors of the National Venture Capital Association and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association, Unihealth America, the Proprietary Association and on the Board of Trustees of the National Center For Genome Resources. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

  Barbara Hackman Franklin

  Ms. Franklin (age 62) has been a director of the Company since November 1995 and, since January 1995, serves as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, she was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. She has also served as an Alternate Representative to the United Nations General Assembly. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992. She was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971-1973). Earlier she held executive positions at Citibank and the Singer Company. Ms. Franklin currently serves on the board of directors of Aetna Inc.; The Dow Chemical Company; Milacron, Inc.; Watson Wyatt, Inc.; and is Chairman of the Board of Guest Services, Inc., a private hospitality company. She has been a director of the Nasdaq Stock Market, Inc.

  and the American Institute of CPA's and has been awarded the John J. McCloy Award for contributions to audit excellence. Ms. Franklin graduated from the Pennsylvania State University and received a master's degree in business administration from Harvard University.

  Gordon S. Macklin

  Mr. Macklin (age 73) has been a director of the Company since July 1994. Mr. Macklin has been an independent financial advisor since 1992. He served as Chairman of the White River Corporation from 1994 to 1998. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc., from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the Boards of Martek Biosciences Corporation, Overstock.com, Spacehab, Inc., WorldCom, Inc., White Mountains Insurance Group, Ltd., and is director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds.

  Elizabeth Wyatt

  Elizabeth Wyatt (age 54) retired in December 2000 from Merck & Co., Inc. where she had headed Merck's worldwide product and technology acquisition activities as Vice President of Corporate Licensing. Ms. Wyatt joined Merck in 1980 and was responsible for many of its major agreements. Previously she had been a consultant and an academic administrator, for example, responsible for the Harvard Business School's first formal marketing of its executive education programs. She currently serves on the Boards of Directors of The Seabury Group LLC and certain of its affiliates and on the Board of Trustees of Randolph-Macon College. Ms. Wyatt graduated with a bachelor of arts magna cum laude and Phi Beta Kappa from Sweet Briar College, earned a master's degree in education from Boston University and a master's degree in business administration with honors from The Harvard Business School.

Committees and Meetings

        Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee, the Executive Committee and the Nominating Committee. Information concerning the committees is set forth below.

        The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The members of the Audit Committee are Mr. Macklin (Chairman), Dr. Barrett, Ms. Franklin and Ms. Wyatt. Ms. Wyatt was appointed to the Audit Committee in February 2002. During 2001, the Audit Committee met three times.

        The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company's stock option plans in accordance with the terms and conditions set forth therein. The members of the

Compensation and Stock Committee are Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 2001, the Compensation and Stock Committee met one time.

        The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors, to the extent permitted by applicable law. The members of the Executive Committee are Dr. Hockmeyer (Chairman), Mr. Mott, Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 2001, the Executive Committee did not meet.

        The Nominating Committee identifies, reviews qualifications of and makes recommendations with respect to potential nominees to fill open positions on the Board of Directors. The Nominating Committee also considers qualifications of nominees recommended by MedImmune stockholders. Any stockholder who wishes to recommend a nominee may do so by written submission to the Corporate Secretary. The members of the Nominating Committee are Dr. Cavanaugh (Chairman), Ms. Franklin and Mr. Macklin. During 2001, the Nominating Committee met one time.

        During 2001, the Board of Directors met eight times. All current members of the Board attended more than 75% of the 2001 meetings of the Board and Committees on which they serve.

Report of the Compensation and Stock Committee

        Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Compensation Committee") of the Company's Board of Directors. In determining the 2001 compensation to be paid to the Company's executive officers, the Compensation Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

        The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

          Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Compensation Committee utilizes the annual survey report of approximately 400 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

          Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 2001, these goals included expanding the market presence and sales of the Company's FDA-approved products, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company's scientific, marketing and manufacturing teams. The Compensation Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of each executive officer towards the achievement of the Company's annual business goals.

          Stock option grants are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company to its executives prior to February 15, 2001 generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant, while those granted by the Company to its executives on or after that date generally become exercisable in equal quarterly installments over a four-year period following the date of grant. Stock options remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

        The Compensation Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or defined benefit pension plan. Periodic awards of stock options are granted to executives at the discretion of the Compensation Committee, based on an executive's contribution to the Company's strategic and product development goals. These goals include: developing product candidates through the research, development, regulatory approval, manufacturing and commercialization process; growing the business through suitable business acquisitions; and establishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Compensation Committee also takes into account the number of stock options previously granted.

        The Compensation Committee based the 2001 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 2001 commensurate with their increased responsibilities and the growth of the Company's operations. The 2001 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals. In February 2001, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Compensation Committee in connection with the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer determined on the basis of such officer's contribution to the Company's 2000 strategic and product development goals, as described above. Additional stock options were granted to certain executive officers in connection with promotions. See "Executive Compensation."

        A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 2001 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. The Compensation Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate.

                      James H. Cavanaugh, Ph.D., Chairman
                      M. James Barrett, Ph.D.
                      Barbara Hackman Franklin
                      Gordon S. Macklin

Executive Compensation

Summary Compensation Table

        The following table summarizes the compensation paid by the Company to David M. Mott (the Company's Chief Executive Officer) and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the last three years. All information relating to shares of the Company's common stock has been adjusted to reflect the three-for-one split of that stock, which was distributed in June 2000.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(#)
Wayne T. Hockmeyer Chairman of the Board and the Executive Committee	2001 2000 1999	737,512 637,953 535,092	0 800,000 750,000	0 675,000 720,000
David M. Mott Chief Executive Officer and Vice Chairman of the Board	2001 2000 1999	725,000 531,630 418,192	900,000 750,000 500,000	750,000 650,000 600,000
Melvin D. Booth President and Chief Operating Officer	2001 2000 1999	595,836 562,950 468,416	475,000 425,000 500,000	250,000 600,000 600,000
James F. Young President, Research and Development	2001 2000 1999	429,167 356,495 291,772	400,000 350,000 300,000	250,000 415,000 270,000
Franklin H. Top, Jr. Executive Vice President and Medical Director	2001 2000 1999	358,336 343,998 291,772	270,000 250,000 300,000	200,000 375,000 270,000

Option Grants in Fiscal 2001

        The following table sets forth information relating to the grant of stock options by the Company during 2001 to the Named Executive Officers.

	Individual Grants				Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options (#)(2)	% of Total Options Granted to Employees in Fiscal 2001
Name			Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
Wayne T. Hockmeyer	0	0%	—	—	—	—
David M. Mott	750,000	15.85%	38.6880	2/15/11	18,248,006	46,244,031
Melvin D. Booth	250,000	5.28%	38.6880	2/15/11	6,082,669	15,414,677
James F. Young	250,000	5.28%	38.6880	2/15/11	6,082,669	15,414,677
Franklin H. Top, Jr.	200,000	4.23%	38.6880	2/15/11	4,866,135	12,331,742

(1)
The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2)
Granted options become exercisable in equal quarterly installments over a four year period following the date of grant.

Aggregated Option Exercises in 2001 and Fiscal Year-End Values

        The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 2001, the number of shares covered by stock options held by them at December 31, 2001 and also shows the value of their "in-the-money" options (market price of the Company's stock less the exercise price) at that date.

			Number of Securities Underlying Unexercised Options Held at December 31, 2001(#)
					Value of Unexercised In-the-Money Options at December 31, 2001 ($)
Name	Shares Acquired on Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne T. Hockmeyer	540,000	18,037,627	168,750	1,046,250	0	16,891,506
David M. Mott	40,674	0	728,591	1,546,875	16,539,377	18,745,286
Melvin D. Booth	9,090	0	721,875	1,328,125	17,731,961	23,045,704
James F. Young	0	0	384,265	761,875	8,945,795	9,643,602
Franklin H. Top, Jr.	180,000	5,634,513	446,250	638,750	11,003,999	7,287,233

Employment Agreements

        The Company has entered into employment agreements (the "Agreements") with each of the Named Executive Officers. The term of employment under the Agreements runs until November 1, 2002

(October 1, 2003, in the case of Dr. Hockmeyer), subject to earlier termination as provided in the Agreements. The Agreements provide for a base salary of each executive during the term of the Agreements, with such base salary (except in the case of Dr. Hockmeyer) to be reviewed for possible increase each year by the Compensation Committee. The current base salaries are $1,000,000 for Dr. Hockmeyer, $850,000 for Mr. Mott, $625,000 for Mr. Booth, $500,000 for Dr. Young and $375,000 for Dr. Top. Under the Agreements, each executive (i) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, except that in light of Dr. Hockmeyer's no longer serving as Chief Executive Officer of the Company, his Agreement provides that it is not anticipated that he would receive a bonus, (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and (iii) will be eligible for the grant of stock options, as determined in the sole discretion of the Compensation Committee.

        The Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a "termination without cause" (as defined in the Agreements), the executive will be entitled to (i) accrued but unpaid compensation and benefits, (ii) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the case of Dr. Top) and (iii) continued benefit coverage for two years (or one year in the case of Dr. Top), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that the executive resigns or his termination of employment constitutes a "termination for cause" (as defined in the Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or "disability" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump-sum payment equal to one year of base salary and (iii) in the case of "disability," continuation of medical benefit coverage for one year, except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage.

        If the termination of employment of the executive constitutes a "termination without cause," or a resignation for "good reason," following a "change of control" of the Company (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump sum payment equal to the executive's base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the cases of Dr. Hockmeyer and Dr. Top) as set forth in the Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (iii) continuation of the medical benefits coverage for a period of three years (or two years in the case of Dr. Top), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that Dr. Hockmeyer's, Mr. Mott's, Mr. Booth's or Dr. Young's termination of employment constitutes a "termination without cause" or a resignation for "good reason" within six months following a "change in control" of the Company, such executives shall retain the right to exercise any options to purchase shares of the Company's stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option.

        Upon a "change in control" of the Company, all options to purchase the Company stock held by Dr. Hockmeyer, Mr. Mott, Mr. Booth and Dr. Young will become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code"), the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments will be equal to the net amount that would have been retained from the initial payments under the Agreements.

        The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company's confidential business information, the Company's right to inventions and intellectual property, nonsolicitation of the Company's employees and customers and noncompetition by the executives with the Company's business. In the event that, subsequent to termination of employment, an executive breaches any of the restrictive covenants or directly or indirectly makes any adverse public statement or disclosure with respect to the business or securities of the Company, all payments and benefits to which the executive may otherwise be due under the Agreements shall immediately terminate and be forfeited.

Director Compensation

        As compensation for serving on the Board, members of the Board who are not employees of the Company receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 30,000 shares are granted to each non-employee director upon commencement of service on the Board and options for 30,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board.

Performance Graph

        The chart set forth below shows the cumulative return on an investment of $100 on December 31, 1996, in each of MedImmune's common stock, the Standard & Poor's 500 Composite Stock Index (the "S&P 500"), and the Nasdaq Pharmaceutical Stocks Total Return Index (the "Nasdaq Pharmaceutical Index"). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. MedImmune's share prices have been adjusted to reflect a two-for-one stock split effected by the Company in December of 1998 and a three-for-one stock split effected by the Company in June 2000. The S&P 500, of which the Company is a member, is one of the most widely used benchmarks of U.S. equity performance and consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The Company has selected the Nasdaq Pharmaceutical Index, which is calculated and supplied by Nasdaq, as the appropriate published industry index for this comparison. The Nasdaq Pharmaceutical Index, which is comprised of approximately 300 companies, includes MedImmune among many other biotechnology companies. The stock price performance on the graph below is not necessarily indicative of future price performance.

[CHART]

Date	MedImmune	S&P 500	Nasdaq Pharmaceutical Index
Dec-96	$100.00	$100.00	$100.00
Dec-97	$252.21	$133.36	$103.05
Dec-98	$584.93	$171.47	$130.81
Dec-99	$1,951.47	$207.56	$246.64
Dec-00	$1,683.27	$188.66	$307.65
Dec-01	$1,636.05	$166.24	$262.17

Report of the Audit Committee

        The Board of Directors appoints an audit committee (the "Audit Committee") each year. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reporting. The Audit Committee consists of four outside directors, each of whom is independent within the meaning of the rules of the National Association of Securities Dealers, Inc. The Audit Committee is governed by a written charter adopted by the Board of Directors.

        The Audit Committee reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001. It also discussed with PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 and it received from PricewaterhouseCoopers the written disclosures and the letter required by the Independence Standards Board Standard No. 1. Furthermore, the Audit Committee discussed with PricewaterhouseCoopers and considered whether the non-audit services provided to the Company by PricewaterhouseCoopers were compatible with maintaining its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report to Stockholders and its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and that PricewaterhouseCoopers be retained as independent auditors to conduct the audit of the Company's financial statements for the year ending December 31, 2002.

                      Gordon S. Macklin (Chairman)
                      M. James Barrett, Ph.D.
                      Barbara Hackman Franklin

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires MedImmune's directors and executive officers to file reports of ownership and changes in ownership of MedImmune common stock with the Securities and Exchange Commission, with a copy delivered to the Company. Based on a review of the Section 16(a) reports furnished to the Company and written representations from the executive officers and directors, MedImmune believes that its officers and directors complied on a timely basis with reporting requirements applicable to them for transactions during 2000 and 2001, except for the following inadvertent late filings: Mr. Mott reported in February 2002 the purchase of 40,674 shares in February 2001 pursuant to an exercise of stock options, Mr. Booth reported in February 2002 the purchase of 9,090 shares in March 2001 pursuant to an exercise of stock options, Dr. Young reported in July 2001 a gift of 24,578 shares in December 2000, and Mr. Bogdan Dziurzynski, an executive officer who retired in August 2001, reported in August 2001 an option exercise and subsequent sale of 113,640 shares in March 2000.

PROPOSAL 2—APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

        On February 21, 2002, the Board of Directors adopted an amendment to the Company's 1999 Stock Option Plan (the "1999 Plan"), subject to stockholder approval at the 2002 Annual Meeting, which would increase the maximum number of shares of common stock authorized for issuance under the 1999 Plan from 19,250,000 to 25,250,000. The following is a summary of the material features of the 1999 Plan, as well as the amendment proposed for approval.

        Stock options have been an integral component of the Company's compensation program since the formation of the Company, providing long-term incentives for employees as well as encouraging their ownership of the Company's common stock. The 1999 Plan provides for the grant of incentive stock options ("ISOs"), which qualify under Section 422 of the Code, and for the grant of nonqualified stock options ("NSOs"), which do not so qualify. The 1999 Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1999 Plan, the Compensation Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. ISOs may be granted only to employees or officers of the Company. NSOs may be granted to employees, officers, consultants, members of the Board of Directors or advisors of the Company. The option price is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum number of shares of common stock underlying stock options that may be granted to any participant during any one calendar year under the 1999 Plan is 3,000,000 shares. The maximum term of options granted under the 1999 Plan is 10 years from the date of the grant. ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company are subject to special limitations relating to the exercise price and term of the options.

        The Compensation Committee may accelerate the vesting of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the 1999 Plan. The Compensation Committee has the authority, with the consent of the participant, to cancel and replace stock options previously granted with new options for the same or different number of shares and having a higher or lower exercise price, and may amend, with the consent of the participant, the terms of any outstanding stock option; provided, however, that the Committee shall not, without the approval of the Company's stockholders, cause the cancellation, substitution or amendment of options that would have the effect of reducing the exercise price of options previously granted under the Plan. Under the 1999 Plan, proportionate adjustments to stock options will be made upon certain reorganizations of the Company. The 1999 Plan provides that the exercise price of an option is to be payable in cash or by such other method of payment as the Compensation Committee may approve.

        The 1999 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the 1999 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board will seek stockholder approval for any amendments to the 1999 Plan if it determines that such approval is required in order to comply with Sections 422 or 162(m) of the Code or the rules of any security exchange.

        The 1999 Plan was initially adopted by the Board of Directors with 8,250,000 shares of common stock reserved for issuance upon exercise of stock options granted to participants. The Board amended the 1999 Plan in February 2000 to increase the maximum number of shares reserved for issuance to 14,250,000 and in February 2001 to increase the maximum number of shares reserved for issuance to 19,250,000. The proposed increases were approved by the stockholders at the 2000 and 2001 Annual Meetings, respectively.

        In order to allow the 1999 Plan to continue to provide long-term incentives to employees, the Board of Directors has authorized the increase in the number of shares of common stock under the 1999 Plan, subject to stockholder approval. As of March 28, 2002, 3,617,016 shares remained available for grant under the 1999 Plan.

        The Board of Directors recommends a vote FOR approval of the amendment to the 1999 Stock Option Plan.

PROPOSAL 3—APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee recommended and the Board of Directors approved the appointment of PricewaterhouseCoopers as independent auditors for fiscal 2002, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of PricewaterhouseCoopers in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in these respects.

        PricewaterhouseCoopers has served as the Company's independent auditor since the Company's inception. Representatives of PricewaterhouseCoopers will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers in connection with its audit of the Company's annual financial statements for the year 2001 and its review of the financial statements included in the Company's Forms 10-Q during 2001 were $155,000.

Financial Information Systems Design and Implementation Fees

        The Company did not engage PricewaterhouseCoopers to provide services for the Company regarding financial information systems design and implementation during 2001.

All Other Fees

        PricewaterhouseCoopers was engaged last year to perform certain non-audit related services on behalf of the Company. PricewaterhouseCoopers billed the Company fees totaling $491,000 for these services. These services primarily related to the preparation of federal and state tax returns, tax planning, assistance in connection with the Company's acquisition of Aviron and general consulting and transaction services.

        The Board of Directors recommends a vote FOR approval of the appointment of PricewaterhouseCoopers as independent auditors of the Company for the year 2002.

SECURITY OWNERSHIP

Principal Stockholders

        The following table sets forth certain information at January 31, 2002 regarding the beneficial ownership of Company common stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, each of the directors of the Company, each of the Named Executive Officers and all Named Executive Officers and directors of the Company as a group.

	Beneficial Ownership
Name	Number of Shares	Percent
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	15,958,732	6.4%
Putnam Investments, Inc. One Post Office Square Boston, Massachusetts 02109	13,675,921	5.5%
BB Biotech AG Vordergasse 3 8200 Schaffhausen CH/Switzerland	13,125,875	5.3%
Wayne T. Hockmeyer, Ph.D.(1)	707,500	*
David M. Mott(1)	1,425,592	*
Melvin D. Booth(1)	1,056,048	*
Franklin H. Top, Jr., M.D.(1)	1,646,763	*
M. James Barrett, Ph.D.	30,000	*
James H. Cavanaugh, Ph.D.(1)(2)	179,928	*
Barbara Hackman Franklin(1)	139,925	*
Gordon S. Macklin(1)	240,000	*
James F. Young Ph.D.(1)	732,078	*
Elizabeth Wyatt	0	*
All Named Executive Officers and directors as a group (10 persons)(1)(2)	6,157,834	2.4%

*
Less than one percent.

(1)
Includes shares of common stock issuable upon exercise of options vesting prior to April 2, 2002 as follows: Dr. Hockmeyer, 697,500 shares; Mr. Mott, 1,225,466 shares; Mr. Booth, 1,037,500 shares; Dr. Top, 680,000 shares; Dr. Barrett 30,000 shares; Dr. Cavanaugh 7,500 shares; Ms. Franklin, 135,000 shares; Mr. Macklin, 240,000 shares; Dr. Young, 673,640 shares; and all officers and directors as a group, 4,726,606 shares.

(2)
Includes 88,590 shares owned directly by Dr. Cavanaugh and 83,838 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

OTHER MATTERS

        The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

Proxy Solicitation

        The solicitation of proxies is being conducted by the Company, which will bear the cost of such solicitations. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $3,000 plus reimbursement of customary out-of-pocket expenses.

Deadline for Submission of Stockholder
Proposals for Next Year's Annual Meeting

        The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be submitted in writing and received by the Corporate Secretary of the Company no later than December 30, 2002. Stockholders who wish to submit a proposal at next year's Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year's proxy statement, must submit the proposal in writing, to be received by the Corporate Secretary of the Company no later than March 14, 2003, which date is 45 days before the first anniversary of the date (April 29) on which this proxy statement is first being mailed to stockholders.

        The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 2001, is being mailed herewith to all stockholders of record as of the close of business on March 28, 2002.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                      By Order of the Board of Directors,

                      /s/ Timothy R. Pearson

                      Timothy R. Pearson
                       Corporate Secretary

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 29, 2002

[LOGO]

35 West Watkins Mill Road	Gaithersburg, Maryland 20878	301-417-0770	Fax: 301-527-4200

MEDIMMUNE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David M. Mott and Melvin D. Booth, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of MedImmune, Inc. held in the name of the undersigned at the close of business on March 28, 2002, at the 2002 Annual Meeting of Stockholders to be held on May 23, 2002 at 10:00 a.m. Eastern Daylight Time, and at any adjournments thereof, with all the powers the undersigned would have if personally present, as indicated on the reverse side hereof.

(Continued and to be signed on reverse side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
MEDIMMUNE, INC.

May 23, 2002

Please Detach and Mail in the Envelope Provided

A ☒	Please mark your votes as in this example.
		FOR all nominees listed at right (except as indicated to the contrary)	AGAINST all nominees listed at right	All nominated to serve for one year terms:			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	☐	☐	Wayne T. Hockmeyer David M. Mott Melvin D. Booth	2.	Approval of an amendment to the 1999 Stock Option Plan	☐	☐	☐
	For, except vote withheld from the following nominee(s):			Franklin H. Top, Jr. M. James Barrett James H. Cavanaugh Barbara H. Franklin Gordon S. Macklin	3.	Ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors for 2002.	☐	☐	☐
				Elizabeth Wyatt	4.	The Board of Directors may vote in their discretion upon such other matters that may properly come before the meeting, and in accordance with the accompanying notice and proxy statement, receipt of which is acknowledged.

					All proposals referenced herein have been made by MedImmune, Inc. and no proposal is related to or conditioned upon the approval of any other proposal. If this proxy is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the stockholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this proxy will be voted FOR the election of directors and FOR Proposals 2 and 3.
SIGNATURE	DATE		DATE

SIGNATURE, IF HELD JOINTLY

Note: Please sign exactly as name appears hereon. When signing in a representative capacity, please give full title.